MORRIS, NICHOLS, ARSHT & TUNNELL
                            1201 NORTH MARKET STREET
                                 P.O. BOX 1347
                        WILMINGTON, DELAWARE 19899-1347


                                November 3, 1995



Pioneer Real Estate
  Shares
60 State Street
Boston, Massachusetts  02109

       Re:  Pioneer Real Estate Shares

Ladies and Gentlemen:

         We have acted as special Delaware counsel to Pioneer Real Estate Shares (formerly named Pioneer Winthrop Real Estate Investment Fund), a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of beneficial interest in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated March 10, 1995, as amended by an amendment thereto effective as of September 1, 1995 (the "Governing Instrument").

         In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on April 19, 1995 (the "Certificate"), as amended by a Certificate of Amendment thereto as filed in the Recording Office on September 1, 1995; the Governing Instrument; the By-laws of the Trust; certain resolutions of the Trustees of the Trust; an Adoption Of And Amendment To Notification Of Registration filed with the Securities and Exchange Commission on April 25, 1995 by which the Trust adopted the Notification of Registration Filed Pursuant to
Section 8(a) of the Investment Company Act of 1940 on Form N-8A of Pioneer Winthrop Real Estate Investment Fund, a Massachusetts business trust; Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of Pioneer Winthrop Real Estate Investment Fund, a Massachusetts business trust, by which the Trust adopted such Registration Statement as filed with the Securities and Exchange Commission on April 25, 1995; Post-Effective Amendment No. 5 to the

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November 3, 1995
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Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "Post-Effective Amendment"); and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument, the By-laws and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and
restrictions   set  forth  in  the  Governing   Instrument  and  all  applicable
resolutions of the Trustees of the Trust in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Section 4 or Section 5 of
Article IX of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq. (the "Delaware Act"); and (vi) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

         Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:



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Pioneer Real Estate Shares
November 3, 1995
Page 3



              1. The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

              2. The Shares covered by the Post-Effective Amendment, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

              3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 2 of Article VIII of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

         We understand that you are about to register 80,772 Shares of beneficial interest in the Trust by the Post-Effective Amendment and are currently in the process of registering or qualifying Shares in the various states, and hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as part of the Post-Effective Amendment and with the securities administrators of such states. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by, or filed with, any other person or entity for any purpose without our prior written consent.

                                        Sincerely,

                                        /s/MORRIS, NICHOLS, ARSHT & TUNNELL

                                        MORRIS, NICHOLS, ARSHT & TUNNELL